Exhibit 10.17

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), entered into on December 30, 2002 but effective as of September 16, 2002, is by and among Elgar Holdings, Inc., a Delaware corporation (“Holdings”), Elgar Electronics Corporation, a California corporation and a wholly owned subsidiary of Holdings (“EEC”), and John Mei (“Executive”).

RECITALS

WHEREAS, Executive, Holdings and EEC wish to provide for the terms and conditions of Executive’s employment as Chief Financial Officer of each of Holdings and EEC.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.             Employment; Duties.

(a)           Each of Holdings and EEC hereby employs Executive to serve as Chief Financial Officer of each of Holdings and EEC, with the powers and duties customarily accorded to such position, and such other duties consistent therewith as may be assigned to Executive from time to time by the Chief Executive Officer of Holdings or EEC, as the case may be.

(b)           Executive will devote his full business time, utmost knowledge and best skill to the performance of the duties and responsibilities as Chief Financial Officer.  Executive will not engage in any other gainful occupation that requires his personal attention without prior written consent of the Board of Directors of Holdings, which written consent will not be unreasonably withheld.

2.             Term.  Executive’s term of employment under this Agreement shall commence upon the date hereof and shall continue until terminated in accordance with Section 3 herein.

3.             Termination.

3.1.         Events Triggering Termination.  At the written election of Holdings in its sole discretion, this Agreement shall terminate immediately, effective upon the occurrence of any one of the following events (although Holdings’ written election shall not be required under subclauses (a), (d) or (f) below, the occurrence of any of which shall automatically trigger termination of this Agreement):

(a)           Executive’s conviction of a felony or other crime involving moral turpitude;

(b)           An act of fraud, embezzlement or similar conduct by Executive involving Holdings or EEC;

(c)           Executive’s material breach of or failure to perform his obligations hereunder, failure by Executive to abide by, conform with or otherwise observe any material written policy of Holdings or EEC, as the case may be, or the continuing failure to conform to the reasonable directives of the Chief Executive Officer of Holdings or EEC, as the case may be, while serving as Chief Financial Officer; provided, however, that this Agreement may not be terminated under this subclause (c) unless Executive shall have first received written notice advising Executive of the specific acts or omissions alleged to constitute a failure or refusal to perform and, if capable of being cured, such failure or refusal to perform continues uncured for a period of 30 days after the date Executive received such notice;

(d)           The death of Executive; or

(e)           The total and permanent disability of Executive.  Executive shall be deemed totally and permanently disabled if Executive shall become incapacitated by reason of sickness, accident or other physical or mental disability and shall for a period of 60 consecutive days be unable to perform his normal duties hereunder, with or without reasonable accommodation by Holdings.

In the event that Executive’s employment is terminated by Employer pursuant to Sections 3.1(a), 3.1(b), 3.1(c) or 3.1(d) hereof, Employer shall promptly pay to Executive (or in the event that such termination is pursuant to Section 3.1(d), to Executive’s estate or other legal representative) the base salary provided for in Section 4.1 accrued to the date of Executive’s termination and not theretofore paid to Executive.  Rights and benefits of Executive under the benefits plans and programs of Holdings and EEC shall be determined in accordance with the terms of such plans and programs.

3.2          Termination by Written Notice.  This Agreement may also be terminated by either party for any reason or for no reason upon 30 days prior written notice to the other.

3.3.         Severance Compensation.  If Holdings and EEC terminate this Agreement and such termination is (1) for reasons other than pursuant to Sections 3.1(a), 3.1(b), 3.1(c) or 3.1(d) hereof, (2) for no reason or (3) due to Executive’s termination of this Agreement for Good Reason (as defined below), Holdings and EEC shall continue to pay to Executive his annual base salary in the same periodic installments provided for in Section 4.1 hereof for a period of 12 consecutive months following the date of such termination (the “Severance Period”); provided, however, that the severance compensation to be paid to Executive in respect of a termination for the reason specified in Section 3.1(e) shall be integrated with any disability insurance proceeds paid to Executive during the Severance Period so that Executive receives no more than an amount equal to 100% of his annual base salary under Section 4.1 during the Severance Period.  In addition, during the Severance Period, Holdings and EEC shall continue to make all employer contributions to medical and dental and life insurance premiums for all Holdings or EEC maintained plans under which Executive is an insured or covered as of the commencement of the Severance Period.

“Good Reason” as used herein means either: (1) any reduction of Executive’s annual salary; (2) any reduction in Executive’s eligibility to participate in incentive plans, employee benefits, employee benefit plans, programs or practices applicable from time to time to senior executives of EEC (other than (A) an isolated, insubstantial and inadvertent failure occurring in good faith and which EEC remedies promptly after receipt from Executive of notice thereof or (B) an adverse change in incentive plans, employee benefits, employee benefit plans, programs or practices applicable to other senior executives or eligible employees generally or which is required by law); (3) any failure by Holdings and EEC to obtain the written agreement of any successor or assign to assume Holdings’ and EEC’s responsibilities and obligations under this Agreement; (4) a relocation of Executive or the Company’s principal offices to a location more than 50 miles from the location at which Executive is then performing his duties, except when accepted by Executive in writing; and (5) a material breach by Holdings or EEC of any provision in this Agreement, provided that Holdings or EEC first receives written notice advising it of the specific acts or omissions alleged to constitute a failure or refusal to perform and, if capable of being cured, such failure or refusal to perform continues uncured for a period of 30 days after the date Holdings or EEC received such notice.

4.             Compensation and Benefits.

4.1          Base Salary.  As compensation for all services rendered by Executive under this Agreement, Executive shall receive an annual base salary of One Hundred Forty Thousand Dollars ($140,000), payable bi-weekly in arrears or otherwise in accordance with the standard payroll practices of EEC (which shall be the entity that makes payments to Executive).  This annual base salary may be augmented by salary increases as determined by the Board of Directors of Holdings from time to time.  All regular compensation shall be paid in accordance with EEC’s standard payroll procedures.

4.2          Commencement Bonus.  On Executive’s first day of employment with Holdings and EEC, he shall receive a commencement bonus of $10,000 in cash.

4.3          Relocation Loan.  Seven (7) days before the scheduled closing on Executive’s home in the San Diego area, he shall receive a relocation loan in the sum of $60,000 in cash.  In the event the closing does not occur within ten (10) days of receiving the loan proceeds, Executive will return the monies to EEC until seven days prior to the re-scheduled closing date, provided that such subsequent closing date occurs on or prior to September 16, 2003.  This loan will accrue interest at an annual rate of 7% simple interest.  Upon the Executive’s first anniversary of employment, one third, or $20,000 of this loan’s principal, shall be forgiven.  Upon the Executive’s second anniversary of employment, half of the remaining balance, or $20,000 of this loan’s principal, shall be forgiven.  Upon the Executive’s third anniversary of employment, the remainder of the loan principal and all accrued interest on the loan shall be forgiven.  If, on the other hand, EEC and Holdings terminate this Agreement pursuant to Section 3.1(a), (b) or (c), or Executive terminates this Agreement without Good Reason, in either case prior to September 16, 2005, then Executive shall repay in full, within 10 days of the date of such termination, all outstanding principal and accrued interest on the relocation loan.  If, prior to September 16, 2005, EEC and Holdings terminate this Agreement other than pursuant to Section 3.1(a), (b) or (c), or Executive terminates this Agreement for Good Reason, then, as of the date of termination, the outstanding principal balance on the relocation loan and accrued interest thereon shall be forgiven.  Executive will be responsible for all applicable taxes due as a result of the loan and the loan forgiveness.  EEC and Holdings shall be entitled to set-off against any amounts owing to Executive under this Agreement or any other arrangement any or all of the relocation loan that Executive is obligated to repay to EEC under this Section 4.3.

4.4          Annual Performance Bonus.  Executive shall be eligible for additional bonus compensation as may be determined by the Board of Directors of Holdings.  For the year ending December 31, 2002, however, Executive’s bonus shall be calculated in accordance with the formula set forth on Exhibit A hereto.

4.5          Common Stock Purchase; Sale Amount.

On or about February 28, 2003, but subject to Holdings’ compliance with Section 6 of the Shareholders Agreement, dated as of February 3, 1998, among Holdings and the stockholders party thereto (the “Shareholders Agreement”), Executive shall purchase from Holdings, for cash, 150,000 shares of the common stock of Holdings, par value $0.01 per share, at a purchase price of $0.05 per share, by delivery to Holdings of payment of $7,500 in exchange for a stock certificate representing 150,000 shares of the common stock of Holdings.  In connection with and as a condition to such purchase, Executive will sign a counterpart signature page to the Shareholders Agreement, becoming a party thereto for all purposes of the Shareholders Agreement.

4.6          Relocation Expenses.  Holdings will reimburse Executive for relocation expenses incurred by Executive in connection with relocation to the San Diego area as described in Exhibit B.  Holdings assumes full responsibility for taxes, if any, found to be owed or that may ultimately be assessed upon the reimbursement of relocation expenses, or that may be imposed as a result of Executive’s receipt thereof, provided that Executive will use his reasonable best efforts to minimize any such taxes.  If, prior to September 16, 2003, EEC and Holdings terminate this Agreement pursuant to Section 3.1(a), (b) or (c), or Executive terminates this Agreement without Good Reason, Executive will return a certain percentage of any expenses paid on behalf of or reimbursed to Executive in connection with his relocation, with such percentage determined by a fraction, with the numerator equal to 365 minus the number of days from September 16, 2002 to Executive’s termination date, and the denominator equal to 365.  EEC and Holdings shall be entitled to set-off against any amounts owing to Executive under this Agreement or any other arrangement any or all of the relocation expenses reimbursable by Executive under this Section 4.6.

4.7          Withholding.  All compensation paid to Executive under this Agreement shall be subject to customary withholding and employment taxes as required by federal and state law.

4.8          Other Benefits.  Executive shall be entitled to such other benefits, including retirement benefits, as are provided to other executive officers of Holdings and EEC, subject to any terms, conditions or restrictions associated with such benefits, all as determined by written company policy in effect from time to time during the term of this Agreement.

5.             Vacation.  Executive shall be entitled to four weeks annual paid vacation per year (pro rated accordingly for 2002), subject to accrual and use in accordance with written company policy in effect from time to time during the term of this Agreement and applicable law.  Executive’s vacation will be scheduled at those times that are mutually convenient to Holdings’ business and Executive.

6.             Business Expenses.  EEC will pay or reimburse Executive for any reasonable out-of-pocket expenses incurred by Executive in the course of providing his services hereunder, which comply with EEC’s travel and expense policies adopted from time to time.  EEC shall make such reimbursement in the same manner and within the same time period as applicable to the other executive officers of EEC.

7.             Confidential Information; Non-Solicitation; Non-Compete.

(a)           Non-Disclosure.  Executive hereby agrees, during the term of this Agreement and thereafter, he will not disclose to any person or otherwise use or exploit any proprietary or confidential information, including, without limitation, trade secrets, processes, records of research, proposals, reports, methods, techniques, computer software or programming, or budgets or other financial information, regarding Holdings, EEC or their businesses, properties, customers or affairs (collectively, “Confidential Information”) obtained by him at any time during the term of this Agreement, except to the extent required by Executive’s performance of assigned duties for Holdings or EEC.  Notwithstanding anything herein to the contrary, the term “Confidential Information” shall not include information which (i) is or becomes generally available to the public other than as a result of disclosure by Executive in violation of this Agreement or (ii) is or becomes available to Executive on a non-confidential basis from a source other than Holdings or EEC, provided that such source is not known by Executive to be furnishing such information in violation of a confidentiality agreement with or other obligation of secrecy to Holdings or EEC.  Executive may use and disclose Confidential Information to the extent necessary if Executive receives a request to disclose all or any part of the information contained in the Confidential Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or agency, whether of the United States or any state thereof or any other jurisdiction applicable to Executive.

(b)           Non Solicitation.  During the term of this Agreement and until the expiration of 12 months thereafter, Executive shall not:

(i)            advise or in any way encourage any person, firm or corporation who is, at the time of termination of employment of Executive, or was at any time during the term of employment of Executive with Holdings or EEC, a customer or client of Holdings or EEC, to breach any contract with Holdings or EEC; or

(ii)           recruit, hire, assist others in the soliciting, recruiting or hiring, or discuss other employment with, any person who is at the time of termination of the employment of Executive with Holdings or EEC, or was at anytime during the employment of Executive with Holdings or EEC, an employee of Holdings or EEC, or induce or attempt to induce any such employee to terminate his or her employment with Employer.

(c)           Non-Compete.  During the term of employment of Executive and until the expiration of 12 months following the termination of this Agreement, Executive shall not, directly or indirectly, engage in or carry on, or have any interest in any person, firm, corporation, or business (whether as an employee, officer, director, agent, partner, security holder, creditor, consultant, or otherwise) that engages in or carries on, any business which is the same as, similar to, or a Competitive Business (as defined below) within the Area (as defined below); provided, however, Executive may purchase or otherwise acquire up to two percent of any class of securities of any person (but without participating in the activities of such person) if such securities are listed on any national or regional securities exchange, or have been registered under Section 12(g) of 1934 Act.  A “Competitive Business” shall mean (i) the design, manufacture or sale of AC and DC programmable power products, system integration products, and power conditioning and simulation products, (ii) related services and (iii) activities related to the foregoing.  The “Area” shall include the county of San Diego, California and all other counties within the United States in which Holdings or EEC now engages or ever has engaged in or conducted business or elects in the future to conduct business prior to the termination of this Agreement.  Executive acknowledges that this covenant is reasonable with respect to its duration, geographical area and scope.  It is the intention of Executive, Holdings and EEC that this covenant shall be enforceable to the maximum extent, and if a court is called upon to interpret this covenant, it is agreed and stipulated by Executive, Holdings and EEC that such court shall so interpret this covenant to provide that it shall cover the greatest geographical area for the greatest period of time not to exceed the expiration of 12 months following the termination of this Agreement.

(d)           Injunctive Relief.  Executive agrees that the remedy at law for any breach by him of the covenants and agreements set forth in this Section 7 may be inadequate and that in the event of any such breach, Holdings or EEC may, in addition to the other remedies that may be available to them at law, seek injunctive relief prohibiting him (together with all those persons associated with him) from the breach of such covenants and agreements.  Executive agrees that such relief shall be available in a court of law regardless of the arbitration provisions contained in Section 14 of this Agreement.

8.             Successors and Assigns.  The rights and obligations of Holdings and EEC under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Holdings and EEC.  Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

9.             Governing Law.  This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of Delaware.

10.          Amendments.  No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

11.          Severability.  Each term, condition, covenant or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

12.          Waiver.  A waiver by either party of a breach of provision or provisions of this Agreement shall not constitute a general waiver, or prejudice the other party’s right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.

13.          Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, sent by certified mail to his residence in the case of Executive, or hand delivered to the Executive, or to its principal office (corporate office) in the case of Holdings or EEC.

14.          Arbitration.  Except as provided in Section 7(d), any dispute or claim that may arise out of the provisions of this Agreement which cannot be resolved by agreement of the parties acting in good faith within a reasonable time, including any interpretation or alleged breach hereof, shall be resolved by arbitration in accordance with the then-effective employment arbitration rules of the San Diego, California, Chapter of the American Arbitration Association.  Except as otherwise set forth in Section 7(d) hereof, the parties intend that litigation not be used to settle any dispute or claim arising out of this Agreement.  The written determination and award of the arbitrator or arbitrators, as applicable, shall be final, binding and conclusive, and such determination may be entered in any court of competent jurisdiction with each side to pay their own attorneys’ fees and costs.  In any arbitration hereunder, the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1282, et seq, or any other discovery required by applicable laws in arbitration proceedings, including but not limited to discovery available under the applicable state and/or federal arbitration statutes.

15.          Entire Agreement.  Executive acknowledges receipt of this Agreement and agrees that this Agreement and Exhibit A attached hereto represent the entire Agreement with Employer concerning the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings or Agreements with Holdings and EEC or any officer or agent thereof.  Executive understands that no representative of Holdings or EEC has been authorized to enter into any Agreement or commitment with Executive that is inconsistent in any way with the terms of this Agreement.

16.          Construction.  This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement.

17.          Acknowledgment.   Executive acknowledges that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and that he has taken advantage of that opportunity to the extent that he desires.  Executive further acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it voluntarily based on his own judgment.

18.          Survivorship.  The respective rights and obligations of Executive and Employer hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

19.          Counterparts.  This Agreement may be executed in one or more counterpart copies, each of which shall be deemed to be an original and all of which taken together shall be deemed one and the same instrument.

IN WITNESS WHEREOF, Holdings and EEC have caused this Agreement to be executed on their behalf by their duly authorized officers and Executive has executed the same as of the day and year first above written.

ELGAR HOLDINGS, INC.

By:	/s/ Joseph Budano
Joseph Budano
President & CEO

ELGAR ELECTRONICS CORPORATION

By:	/s/ Joseph Budano
Joseph Budano
President & CEO

/s/ John Mei
John Mei

EXHIBIT A

PERFORMANCE BONUS FOR 2002

Executive’s performance bonus for the year ending December 31, 2002 will be based on the achievement of certain EBITDA levels for the year then ended, as reflected in the audited financial statements of Holdings.  For purposes of Executive’s bonus, EBITDA shall be defined to mean earnings before interest, taxes, depreciation and amortization and, for the avoidance of doubt, shall be calculated net of the aggregate bonus expense for all senior managers.

If EBITDA for 2002 is less than $6,650,000, Executive will not receive a performance bonus for 2002.

If EBITDA for 2002 is at least $6,650,000, Executive will receive a performance bonus equal to 30% of his annual salary for 2002, pro rated accordingly (by multiplying such resulting amount by a fraction, with the numerator equal to the number of days in 2002 that Executive is employed by Holdings and EEC (with Executive’s start date being September 16, 2002) and the denominator being 365) (the “Pro Ration Factor”).

The performance bonus owing to Executive for 2002 shall be paid to him within 15 days of final determination of EBITDA and receipt of audited financial statements.

EXHIBIT B

Relocation Expense Reimbursement

EEC will assist in Executive’s relocation by providing the following benefits:

Sale of existing house in Indiana:

•                  Real estate selling fee not to exceed 7% of the selling price, as documented

•                  Closing costs not to exceed 2% of the selling price, as documented

Moving expenses:

•                  Costs for packing and moving Executive’s household goods using a vendor identified by EEC

•                  Costs for Executive’s personal move:  mileage at $0.365 per mile; lodging and meals expenses not to exceed two nights and three days (with receipts), in each case as documented

•                  In the event that Executive sells both of the cars, Elgar will reimburse Executive for his air fare to San Diego

Temporary living in San Diego as appropriate:

•                  If Executive encounters difficulty selling his house in Indiana, we will provide temporary housing in the San Diego area for not longer than 30 days

Transition work schedule:

•                  As appropriate, two or three weeks in San Diego then a week in Indianapolis

Purchase of house in San Diego:

•                  Reasonable and customary closing costs up to 2% of the house purchase price, as documented

•                  This offer to assist with the purchase of a house is valid until September 16, 2003